Exhibit 99.1

For Immediate Release
PRESS RELEASE	Contact: James Gallagher
Tel: 281.529.7979
GLOBAL INDUSTRIES, LTD. ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF 2007
Carlyss, Louisiana, October 31, 2007 — Global Industries, Ltd. (Nasdaq: GLBL) announced revenues of $203.5 million and net income of $31.5 million, or $0.27 per diluted share for the third quarter of 2007. This compares to revenues of $316.9 million and net income of $63.7 million, or $0.54 per diluted share in the third quarter of 2006.
Revenues and net income decreased in the third quarter of 2007, compared to the third quarter of 2006 primarily due to lower construction activity offshore Mexico and the US Gulf of Mexico. These lower levels of activity, as discussed in prior quarters earnings releases, are attributable to delayed post-election budget commitments in Mexico and moderating post-hurricane activity as compared to the unprecedented high 2006 activity in the US Gulf of Mexico. Lower revenues in the quarter were also attributable to the coincidence of having successfully completed several projects early while our Middle East, Brazilian, and Indian projects were in the pre-execution planning and pre-mobilization phase, despite this we were still able to maintain good margins for the quarter.
Selling, general and administrative expenses increased by $3.2 million in the third quarter of 2007, compared to the third quarter of 2006 primarily due to approximately $1.6 million of legal fees incurred as a result of our June 28, 2007 announced internal investigation of our West Africa operations related to the U.S. Foreign Corrupt Practices Act. Additional administrative expenses were also incurred for the establishment of offices in Brazil and the Middle East to support new projects in those regions.
Other net income increased by $7.9 million in the third quarter of 2007, compared to the third quarter of 2006 primarily due to interest income earned on higher balances of cash, cash equivalents and marketable securities.
The effective tax rate declined to 27% for the third quarter of 2007 from 29% for the same period last year primarily due to greater percentage of earnings generated in foreign jurisdictions with lower statutory tax rates.
During the third quarter of 2007, the Company booked $352.6 million of net new work resulting in a backlog of $695.0 million as of September 30, 2007. This compares to a backlog of $613.2 million as of September 30, 2006. Our backlog in international markets has increased with our new customer commitments.
“I’m satisfied with our performance during the quarter which allowed us to mitigate the security and logistical challenges faced in West Africa. Backlog continues to strengthen and bid activity remains very high. We are very optimistic about the remainder of 2007 and our visibility for

2008 continues to solidify,” said B.K. Chin, Chairman and Chief Executive Officer of Global Industries.
During the current quarter, the Company issued $325.0 million of 2.75% Senior Convertible Debentures, repurchased 2.8 million shares of its common stock for $75.0 million, and received $243.3 million in net proceeds from this transaction. In addition, the Company approved the construction of a new generation derrick/pipelay heavy-lift construction barge at an estimated cost of $240.0 million and executed a long-term lease for a DP2 DSV to support the Company’s subsea and deepwater strategy.
A conference call will be held at 9:00 a.m. Central Daylight Saving Time on Thursday, November 1, 2007. Anyone wishing to listen to the conference call may dial 888.455.8368 or 210.839.8890 and request connection to the “Global Third Quarter Earnings” call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com, where it will also be archived for anytime reference until November 16, 2007.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global’s express written consent.
Global Industries, Ltd. provides offshore construction, engineering, project management, and support services including pipeline construction, platform installation and removal, SURF installation, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on The NASDAQ Global Select Market under the symbol “GLBL.”
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

	Set forth are the Company’s results of operations and selected
	balance sheet amounts for the periods indicated
	(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Results of Operations
Revenues	$203,536	$316,865	$729,485	$930,763
Cost of operations	146,714	212,027	505,056	676,658

Gross profit	56,822	104,838	224,429	254,105
Loss on asset impairments	—	—	—	4,485
Reduction in litigation provision	—	—	—	(13,699)
Net (gain) on asset disposal	(9)	(2,618)	(1,317)	(3,125)
Selling, general and administrative expenses	20,749	17,570	58,777	48,566

Operating income	36,082	89,886	166,969	217,878

Other expense (income)
Interest expense	3,718	3,372	8,491	7,868
Other (income), net	(10,777)	(2,920)	(22,193)	(4,013)

Income before taxes	43,141	89,434	180,671	214,023
Income taxes	11,666	25,765	53,611	69,207

Net income	$31,475	$63,669	$127,060	$144,816

Earnings Per Common Share
Basic	$0.27	$0.55	$1.09	$1.25
Diluted	$0.27	$0.54	$1.08	$1.24

Weighted Average Common Shares Outstanding
Basic	115,715	115,988	116,503	115,418
Diluted	117,292	117,673	118,108	117,167

Other Data
Depreciation and amortization	$12,422	$16,872	$45,181	$48,526
Backlog at end of period			$695,047	$613,249

	As of		As of
(In thousands)	September 30		December 31
	2007		2006
Selected Balance Sheet Amounts
Cash and cash equivalents	$674,625		$352,178
Marketable securities	100,805		—
Working Capital (including cash and cash equivalents, and marketable securities)	828,042		460,126
Total Assets	1,490,787		1,070,997
Debt	394,300		73,260
Shareholders’ Equity	815,816	*	725,565

*	Includes a positive $1.4 million cumulative adjustment to the balance of retained earnings on January 1, 2007 for the implementation of FIN 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB No. 109.

	Set forth are the Company’s results of operation
	for the periods indicated
	(In thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Reportable Segments(1)
Total segment revenues
Gulf of Mexico OCD	$32,037	$61,451	$80,075	$158,339
Gulf of Mexico Subsea	45,620	40,203	117,724	110,714
Latin America	39,404	163,009	174,269	369,477
West Africa	44,626	46,348	153,876	135,691
Middle East	41,530	630	84,955	1,516
Asia Pacific/India	8,977	19,374	156,934	193,569

Subtotal	212,194	331,015	767,833	969,306

Intersegment eliminations
Gulf of Mexico OCD	—	—	(7,726)	(7,024)
Gulf of Mexico Subsea	(8,225)	(14,150)	(13,511)	(30,301)
Latin America	—	—	—	(1,218)
Middle East	(401)	—	(16,966)	—
Asia Pacific/India	(32)	—	(145)	—

Subtotal	(8,658)	(14,150)	(38,348)	(38,543)

Consolidated revenues	$203,536	316,865	729,485	930,763

Income (loss) before taxes
Gulf of Mexico OCD	$4,888	18,473	10,115	40,614
Gulf of Mexico Subsea	21,974	22,995	48,395	43,105
Latin America	10,282	49,762	75,101	77,734
West Africa	2,924	5,620	(4,857)	25,126
Middle East	2,489	(1,802)	15,027	(7,521)
Asia Pacific/India	(6,145)	(7,062)	25,192	22,792
Corporate (litigation provision)	—	—	—	13,699
Over (under) allocated corporate income	6,729	1,448	11,698	(1,526)

Consolidated income before taxes	$43,141	$89,434	$180,671	$214,023

(1)	On July 1, 2007, the Company reorganized its reportable segments to align them with the Company’s growth strategy and renewed focus on diving and underwater services (“subsea services”). This reorganization principally consisted of a geographical shift of India operations from the Middle East to Asia Pacific and corporate interest income and expense not allocated to the reportable segments.